Exhibit A

PROMISSORY NOTE

$3,000,000 December 22, 2005

FOR VALUE RECEIVED, the undersigned XECHEM INTERNATIONAL, INC. (the "Debtor") a Delaware corporation, promises to pay to the order of ALEMBIC LIMITED (the "Lender"), an Indian corporation, in lawful money of the United States, the principal sum of Three Million Dollars ($3,000,000) (the "Principal"), together with interest thereon as provided herein, as follows:

1. **Background**. Reference is made to that certain Memorandum of Understanding ("MOU"), dated December 3, 2003, as amended by the Rider To Xechem/Alembic MOU (the "Rider"), dated February 13, 2004 (altogether, the "Amended MOU"), pursuant to which Lender agreed to lend (and thereafter did lend in installments) to Debtor the amount of Three Million Dollars (US $3,000,000) (the "Loan") and to purchase (and thereafter did purchase) shares of stock of Debtor for Six Hundred and Forty Thousand Dollars (US $640,000) (the "Stock Purchase") and to that certain Agreement Between Xechem and Alembic Regarding Termination of Agreements and Repayment of Loan, dated as of the date hereof (the "Termination Agreement"), by which, *inter alia*, Debtor has agreed to repay to Lender in full the Loan on new terms and by which all agreements and understandings between the Debtor and the Lender which predated the Termination Agreement, including the Amended MOU and the Royalty, Distribution Rights and Joint Cooperation Agreement dated April 7, 2004, were terminated with the consent of the parties. Any capitalized term not defined in this Note has the meaning set forth for such term in the Amended MOU.

2. **Interest**. Interest on the unpaid Principal of this Note shall accrue at the rate of eight percent (8%) per annum on each installment of the Loan from the date that each such installment was paid by Lender to Debtor.

3. **Term & Maturity Date:** This Note shall be payable as follows: Debtor shall pay not less than $1 million on or before January 31, 2006 (the "Initial Payment"), and shall pay the balance of all unpaid principal, accrued interest and all other amounts, if any, due hereunder (the "Remaining Balance") on the final maturity date of December 31, 2006 (the "Maturity Date").

4. **Prepayments**. This Note may be prepaid in whole or in part at any time and from time to time, without premium or penalty.

5. **Security.** This Note is secured by a certain Security Agreement (the "Security Agreement"), dated the same date as this Note, by and between Debtor and Lender, by which Debtor shall give Lender a first priority, perfected security interest in: (1) 500,000 shares of restricted stock in CepTor Corporation owned by the Debtor (the "CepTor Shares"); (2) fifteen percent (15%) of the issued and outstanding shares of the common stock of Xechem Pharmaceuticals Nigeria Limited ("Xechem Nigeria"), calculated on a continuing undiluted basis (*i.e.*, if and to the extent common stock of Xechem Nigeria is issued to any persons or entities following the date hereof, the pledge of Xechem Nigeria stock hereunder shall be increased in an amount that will enable Alembic to retain a security interest in 15% of the then-issued and outstanding shares of such stock); and (3) five million (5,000,000) shares of common stock of Xechem International, Inc., par value $0.00001 per share. Notwithstanding the foregoing, in the event that Debtor increases the Initial Payment from $1,000,000 to $1.5 million, which amount is paid to Lender on or before January 31, 2006, the Debtor's pledge to Lender of the CepTor Shares under the Security Agreement shall be null and void, and such Shares will not be considered part of the Lender's collateral

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security under this Note, the Termination Agreement or the Security Agreement.

6. Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder, subject to the Debtor's right to cure within ten (10) days after written notice from Lender of such default;

a. the Debtor fails to make the Initial Payment on or before January 31, 2006, or fails to pay the Remaining Balance within (five) 5 business days after the Maturity Date;

b. the Debtor shall dissolve, liquidate or terminate its existence (whether voluntarily or involuntarily) make any general assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt or insolvency law or statute of any jurisdiction, whether now or hereafter in effect, or shall have any petition or application filed or any such proceeding commenced against it under any bankruptcy, reorganization, arrangement, readjustment of debt or insolvency law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or adjudication is made and which remains undismissed or unstayed for a period of ninety (90) days or more;

c. the Debtor shall default on a material payment obligation set forth in any other debt or payment obligation with any other creditor of Debtor and the creditor under such obligation shall commence a lawsuit or similar action against Debtor to enforce the creditor's right under such obligation and such obligation is not in bona fide dispute by the Debtor.

d. an Event of Default shall occur under, and as defined in, the Security Agreement; or

e. the Debtor shall repudiate this Note, the Termination Agreement or the Security Agreement, or the Termination Agreement or the Security Agreement shall be invalid for any reason.

Upon the occurrence of an Event of Default and subject to the Debtor's right to cure as described herein, automatically all amounts owing under this Note shall immediately become due and payable, and shall thereafter bear interest until paid at an annual rate, compounded quarterly on the last day of each calendar quarter, equal to the lesser of 18% per annum and the maximum interest rate allowed by law.

Upon the occurrence of any Event of Default hereunder which is not cured within ten (10) days after notice from Lender of such default, then, and in any such event, the principal of and accrued interest on this Note shall, at Lender's option, forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Debtor.

7. Waivers. Except as set forth in this Agreement, including the Debtor's right to cure within 10 days written notice from Lender, the Debtor hereby (a) waives all presentment, demand for performance, notice of nonperformance (except to the extent expressly required by the provisions hereof), protest, notice of protest and notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, (b) assents to any extension or postponement of the time of payment or any other indulgence and/or to the addition or release or any party or person primarily or secondarily liable, (c) waives any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Note, (d) waives all notices of every kind which may be required to be given by any statute or rule of law, (e) waives any valuation, stay, appraisement or redemption laws and

(f) waives any defense of any kind (other than payment), including all suretyship defenses that it may now or hereafter have with respect to its liability under this Note.

8. Course of Dealing. No course of dealing between the parties shall operate as a waiver of any of the Lender's rights under this Note. No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder. No amendment or waiver hereof shall be binding unless it is in writing and signed by the parties.

9. Payments; Notices. All payments to the holder hereof shall be made at the address set forth below or at such other address as the holder hereof shall specify in writing to the Debtor. Notices delivered pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given when (a) delivered by hand; (b) received by the addressee, if sent with delivery receipt requested by Express Mail, Federal Express, other express delivery service or first-class prepaid certified mail; or (c) sent by facsimile or e-mail (with receipt confirmed in either case), provided that a copy is promptly thereafter delivered by any of the methods of delivery authorized by (a) or (b) above, in each case to the appropriate addresses and facsimile numbers set forth below, or to such other address(es) or facsimile number(s) as a party may designate as to itself by notice to the other parties hereto.

9.1 If to the Lender:

Alembic Limited
Alembic Road
Vadodara – 390 003
Gujart, India
Attn: Parthiv Parikh
Fax No.: 0091-265-2282134
E-mail:Parthivparikh@alembic.co.in

With a copy to:

Liz Levinson, Esq,
Garvey Schubert Barer
1000 Potomac Street, N.W. , Fifth Floor
Washington, D.C. 20007
Fax No. (202) 965-1729
E-mail: llevinson@gsblaw.com

9.2 If to Debtor:

Xechem International, Inc.
New Brunswick Technology Center
100 Jersey Avenue
Building B, Suite 310
New Brunswick, New Jersey 08901-3279
Attn: Ramesh C. Pandey, PhD
Fax No.: (732) 247-4090
E-mail: ramesh@xechem.com

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With a copy to:

Shefsky & Froelich
111 East Wacker Drive
Suite 2800
Chicago, IL 60601
Attn: Mitchell Goldsmith, Esq.

10. Costs. If the Debtor defaults in the performance of its obligations hereunder, the Debtor hereby agrees to pay all reasonable expenses of the holder hereof (including reasonable attorneys' fees and expenses) in connection with the enforcement and collection of this Note.

11. Assignability; Governing Law and Jurisdiction. This Note shall bind and inure to the benefit of the Debtor and Lender and their respective successors and assigns, including as such successors and assigns of Lender any holder of this Note; provided, that the obligations of the Debtor hereunder may not be assigned except with the prior written consent of the holder hereof. This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of Delaware. Enforcement and collection of this Note, any dispute with respect to the subject matter of this Note, or any of the matters referenced in the Note between the parties, shall be litigated at the state or federal courts situated in Delaware. By signing below, the Debtor consents to the jurisdiction of the local or federal courts of the Delaware. The word "holder" as used in this Note shall refer to Lender and all assignees, endorsees or transferees of Lender.

12. No Offset and Defenses. This Note is an absolute, unconditional and fully negotiable promissory note without offset or defense of any kind or nature.

IN WITNESS WHEREOF, the undersigned Debtor has executed this Note as an agreement under seal as of the date first above written.

THE DEBTOR:

XECHEM INTERNATIONAL, INC.

RCPandey.

By: Ramesh C. Pandey, Ph.D 12/22/2005
Its: Chairman and CEO